SECOND AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the “Second Amendment”) is made this 18th day of November 2008, by and among PERMA-FIX NORTHWEST, INC. (f/k/a NUVOTEC usa, INC.), a Washington corporation (the “Company”); PERMA-FIX NORTHWEST RICHLAND, INC. (f/k/a PACIFIC ECOSOLUTIONS, INC.), a Washington corporation and wholly owned subsidiary of the Company (“PEcoS”); PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Parent”); and ROBERT L. FERGUSON, an individual, and WILLIAM N. LAMPSON, an individual, as Representatives.

WITNESSETH

WHEREAS, the Company, PEcoS, Parent, and PESI Transitory, Inc., a Washington corporation (“Merger Sub”), entered into that certain Agreement and Plan of Merger, dated April 27, 2007, as amended by the First Amendment to Agreement and Plan of Merger, dated June 13, 2007 (collectively, the “Merger Agreement”);

WHEREAS, unless otherwise set forth in this Second Amendment, the capitalized terms in this Second Amendment shall have meanings ascribed to them in the Merger Agreement;

WHEREAS, in connection with the Merger, the Company and PEcoS became, directly or indirectly, wholly owned subsidiaries of the Parent;

WHEREAS, the day after completion of Parent’s acquisition of the Company and PEcoS pursuant to the terms of the Merger Agreement, the United States Environmental Protection Agency (“EPA”) issued to PEcoS a Notice of Violation, dated June 14, 2007 (“NOV”), alleging, among other things, certain violations by PEcoS of the State of Washington authorized dangerous waste program set forth in the Washington Administrative Code, the Toxic Substance Control Act, and permit WAR 00001 0355 issued to PEcoS by the EPA and the Washington Department of Ecology (“WDE”);

WHEREAS, the violations alleged in the NOV occurred prior to the closing of the Merger and were identified prior to such closing during an inspection conducted at the PEcoS facility on March 6, 2007, by the EPA and the WDE;

WHEREAS, on September 26, 2008, PEcoS entered into a Consent Agreement and Final Order (“CAFO”) with the EPA providing for, among other things, a final settlement penalty of $304,500 to be paid by Parent;

WHEREAS, Section 26 of the Merger Agreement provides that the shareholders of the Company immediately prior to the consummation of the Merger Agreement (“Prior Shareholders”) will jointly and severally indemnify Parent, the Company, and PEcoS from all Losses in connection with, among other things, any claim by any Governmental Entity for any liability or potential liability under any Environmental Law;

WHEREAS, pursuant to the Merger Agreement, the Prior Shareholders designated Robert L. Ferguson and William N. Lampson (collectively, the “Representatives”) to represent the interest of the Prior Shareholders;

WHEREAS, through the Representatives the Prior Shareholders have agreed to pay to Parent the sum of $152,250 in consideration of the settlement of the Prior Shareholders’ indemnification obligations under the Merger Agreement with respect to the monetary penalty payable under the CAFO, provided that the maximum aggregate Earn-Out Amount be increased by $152,250 pursuant to the terms of this Second Amendment; and

WHEREAS, the parties desire to amend the Merger Agreement in accordance with paragraph 30.10 of the Merger Agreement, to provide that the maximum aggregate Earn-Out Amount paid during all of the Earn-Out Period shall be increased by $152,250, from $4.4 million to $4,552,250, with the additional $152,250 payable only if earned and only after the first $4.4 million of the Earn-Out Amount is earned and paid; and

WHEREAS, Robert L. Ferguson is currently serving as a director of the Parent.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Payment and Settlement. Contemporaneously with the execution of this Second Amendment, the Prior Shareholders have tendered to Parent the sum of $152,250 in current funds in payment of one-half of the $304,500 final settlement penalty imposed under the CAFO. Parent, the Company, and PEcoS hereby agree that the Prior Shareholders are not liable for any additional payments to Parent, the Company, or PEcoS as a result of the final settlement penalty imposed under the CAFO.

2. Amendment to Paragraph 1.5. Clauses (iii) of the first paragraph of paragraph 1.5 of the Merger Agreement is hereby amended by deleting the amount “$4.4 million” and substituting in lieu thereof the amount of “$4,552,250.”

3. Amendment to Maximum Earn-Out Amount. Paragraphs 1.5.3.1 and 1.5.3.8 are each hereby amended by deleting the amount “$4.4 million” and substituting in lieu thereof the amount “$4,552,250.”

4. Amendment to Paying Agent Agreement. The parties hereto agree that Section 5.2 of the Paying Agent Agreement will be amended by deleting the amount “$4.4 million” and substituting in lieu thereof the amount of “$4,552,250,” pursuant to the Acknowledgement and Amendment attached to this Second Amendment.

5. Continuing Effect. The Merger Agreement and the Paying Agent Agreement, as modified by this Second Amendment, shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date first above written.

PERMA-FIX NORTHWEST, INC. (f/k/a NUVOTEC usa, INC.), a Washington corporation

By:	/s/Louis Centofanti
Dr. Louis F. Centofanti,
Chief Executive Officer

(the “Company”)

PERMA-FIX NORTHWEST RICHLAND, INC. (f/k/a PACIFIC ECOSOLUTIONS, INC.), a Washington corporation

By:	/s/Louis Centofanti
Dr. Louis F. Centofanti,
Chief Executive Officer

(“PEcoS”)

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation

By:	/s/Louis Centofanti
Dr. Louis F. Centofanti,
Chief Executive Officer

(“Parent”)

/s/Robert L. Ferguson
ROBERT L. FERGUSON, an individual

/s/William N. Lampson
WILLIAM N. LAMPSON, an individual

(together, “Representatives”)

ACKNOWLEDGEMENT AND AMENDMENT
(Paying Agent Agreement)

Each of ROBERT L. FERGUSON, an individual, and WILLIAM N. LAMPSON, an individual, as the Representatives of the Prior Stockholders, and RETTIG OSBORNE FORGETTE, LLP, as Paying Agent (the “Paying Agent”), under the Paying Agent Agreement, dated June 13, 2007 (the “Paying Agent Agreement”), between Parent, the Representatives, and the Paying Agent, each hereby:

(a)	represents and warrants that the undersigned has read carefully the Second Amendment to Merger Agreement executed herewith; and

(b)
approves the amendment to the Paying Agent Agreement as contemplated in Section 4 of this Second Amendment, and the Paying Agent Agreement is hereby amended as provided in Section 4 of the Second Amendment.

This Acknowledgement and Amendment is executed effective the 18th day of November 2008.

/s/Robert L. Ferguson
ROBERT L. FERGUSON, an individual

/s/William N. Lampson
WILLIAM N. LAMPSON, an individual

(together, “Representatives”)

RETTIG OSBORNE FORGETTE, LLP, as Paying Agent

By:	/s/Diehl R. Rettig
Diehl R. Rettig

(“Paying Agent”)